PNM RESOURCES, INC. AND SUBSIDIARIES	Exhibit 12.1
Ratio of Earnings to Fixed Charges
(1,000'S)

Line		YTD		Year Ended December 31,
No.		3/31/05	12/31/04	12/31/03	12/31/02	12/31/01	12/31/00
	Fixed charges, as defined by the Securities and Exchange Commission:

1	Interest on Long-term Debt	$11,765	$46,702	$ 59,429	$ 56,409	$ 62,716	$ 62,823
2	Amortization of Debt Premium, Discount and Expenses	762	2,697	2,838	2,302	2,346	2,037
3	Other Interest	1,360	2,319	5,423	2,859	(42)	752
4	Estimated Interest Factor of Lease Rental Charges	4,919	19,617	20,452	23,233	22,856	19,716
5	Total Fixed Charges	$18,806	$ 71,335	$ 88,142	$ 84,803	$ 87,876	$ 85,328

	Earnings, as defined by the Securities and Exchange Commission:

6	Consolidated Net Earnings from Continuing Operations	$30,641	$ 88,258	$ 59,138	$ 64,272	$ 150,433	$ 100,946
7	Income Taxes	17,275	49,247	27,889	33,032	81,063	74,345
8	Add Fixed Charges as Above	18,806	71,335	88,142	84,803	87,876	85,328
9	Earnings Available for Fixed Charges	$66,722	$208,840	$ 175,169	$ 182,107	$ 319,372	$ 260,619
10	Ratio for Earnings to Fixed Charges	3.55	2.93	1.99	2.15	3.63	3.05